UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MASCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MASCO CORPORATION
AMENDMENT TO DEFINITIVE PROXY STATEMENT
RELATING TO THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2024

EXPLANATORY NOTE

This proxy statement amendment (“Amendment”) updates and amends Masco Corporation’s definitive proxy statement (‘‘Proxy Statement’’) filed with the Securities and Exchange Commission on April 1, 2024 regarding the 2024 Masco Corporation Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 10, 2024 at 9:30 a.m. Eastern Time in a virtual-only format, via the Internet at www.virtualshareholdermeeting.com/MAS2024.

Except as updated by this Amendment, all information set forth in our Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at our Annual Meeting.

This Amendment, our Proxy Statement and our 2023 Annual Report to Stockholders, which includes our Annual Report on Form 10-K are available at: http://www.ezodproxy.com/masco/2024.

From and after the date of this Amendment, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby. The Proxy Statement contains important information, and this Amendment should be read in conjunction with the Proxy Statement.

If you have already submitted your proxy and wish to revoke it, please refer to the section entitled, “Is my proxy revocable,” on page 61 of our Proxy Statement for instructions.

The purpose of this Amendment is to update the sections describing the voting standards applicable to Proposal 4 – Approval of our Masco Corporation 2024 Long Term Stock Incentive Plan, as follows:

On page 72, the description of the voting standards applicable to Proposal 4 is amended and restated to state:

The affirmative vote of a majority of the votes cast by shares entitled to vote is required for the approval of our Masco Corporation 2024 Long Term Stock Incentive Plan. Abstentions and broker non-votes are not counted as votes cast and therefore do not affect the outcome of the vote on this proposal.

On page 75, "How are abstentions and broker non-votes treated?” is amended and restated to state:

Abstentions and broker non-votes are not treated as votes cast with respect to any of the proposals on the agenda and therefore do not have an effect on the outcome of the proposals.

On page 76, “How many votes are needed for each proposal to pass?” is amended and restated to state:

All of the matters to be considered at our Annual Meeting require the approval of a majority of the votes that are actually cast.

For Proposal 1, our Bylaws provide that, in uncontested elections, directors are elected if the majority of votes cast FOR each nominee exceed the votes cast AGAINST such nominee. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the election. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each director nominee will provide to us an irrevocable resignation if the majority of the votes cast are against him or her. The resignation will be effective within 90 days after the election results are certified, if the Board (excluding nominees who did not receive a majority of votes for their election) accepts the resignation, which it will do in the absence of a compelling reason otherwise.

For Proposal 2, the affirmative vote of a majority of the votes cast by shares entitled to vote is required for the approval. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the vote on this proposal.

For Proposal 3, the affirmative vote of a majority of the votes cast by shares entitled to vote is required for the ratification of the selection of independent auditors. Abstentions are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors. There are no broker non-votes for this proposal since it is a routine matter.

For Proposal 4, the affirmative vote of a majority of the votes cast by shares entitled to vote is required for the approval. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the vote on this proposal.

For Proposal 5, the affirmative vote of a majority of the votes cast by shares entitled to vote is required for the approval, on an advisory and non-binding basis. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the vote on this proposal.

If you are the stockholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares will be voted “FOR” the election of the nominees listed in Proposal 1, “FOR” Proposals 2, 3 and 4 and “ABSTAIN” on Proposal 5. The proxy holders may determine in their discretion the vote with respect to any other matters properly presented for a vote at the meeting.